STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: U.S. One Trust

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

FIRST:	That the name of the Trust is changed from “U.S. One Trust” to “Russell Exchange Traded Funds Trust”.

3.	This certificate of Amendment shall be effective April 15, 2011.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 14th day of April, 2011.

By:	/s/ Paul Hrabal
Name:	Paul Hrabal

Title:	Trustees, U.S. One Trust